Filed Pursuant to Rule 424(b)(5)
Registration No. 333-272826

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated May 15, 2025

To Prospectus dated May 15, 2025)

Virgin Galactic Holdings, Inc.

Up to $254,411,271.43 of Common Stock

This prospectus supplement amends and supplements the information in the prospectus dated May 15, 2025, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-272826), and related prospectus supplement dated May 15, 2025 (collectively, the “Prior Prospectus”), relating to the offer and sale, from time to time, of an aggregate offering price of up to $300,000,000 of shares of our common stock, $0.0001 par value per share, pursuant to an Open Market Sale Agreement dated November 6, 2024 (the “Sales Agreement”) that we previously entered into with Jefferies LLC (the “Agent”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to reduce the aggregate amount of common stock that may be sold pursuant to the Prior Prospectus from $300,000,000 to $254,411,271.43. The amount that can be sold under the Sales Agreement is unchanged. After giving effect to such reduction, we may offer and sell shares of our common stock having an aggregate offering price of up to $254,411,271.43 pursuant to the Prior Prospectus (as supplemented by this prospectus supplement) under the Sales Agreement, inclusive of any amounts previously sold under the Sales Agreement. From November 6, 2024 through the date of this prospectus supplement, we have sold 34,142,965 shares of our common stock for aggregate gross proceeds of $138,259,285.16. An aggregate of $116,151,986.27 remains available for sale under the Prior Prospectus (as supplemented by this prospectus supplement). We intend to file a registration statement on form S-3 registering the offer and sale of up to $45,588,728.57, the remaining amount we may sell under the Sales Agreement.

We intend to use the net proceeds from sales under the Sales Agreement to further accelerate the development and production of our next-generation spaceflight fleet, including an additional mothership and third and fourth Delta Class spaceships, as well as for general corporate purposes, including general and administrative matters and working capital, which may include the repayment of debt.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SPCE.” On December 8, 2025, the last reported sale price of our common stock was $4.55 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Agent is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Agent will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold under the Sales Agreement. See “Plan of Distribution” beginning on page S-5 of the Prior Prospectus for additional information regarding the compensation to be paid to the Agent. In connection with the sale of shares of our common stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including liabilities under the Securities Act.

Investing in our common stock involves risks. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page S-3 of the Prior Prospectus, as well as the other information contained therein or incorporated by reference therein, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is December 9, 2025